UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 24, 2009
GeoEye, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33015 (Commission File Number)	20-2759725 (IRS Employer Identification No.)
21700 Atlantic Blvd.
Dulles, Virginia 20166
(Address of principal executive offices)
Registrant’s telephone number, including area code (703) 480-7500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On September 24, 2009, GeoEye, Inc. (the “Company”) completed a consent solicitation under which tendering holders consented to proposed amendments to the indenture governing the Company’s Senior Secured Floating Rate Notes due 2012 (the “Notes”) to eliminate substantially all of the restrictive covenants and certain event of default provisions and modify certain other provisions of the indenture. The Company entered into a supplemental indenture with the trustee for the Notes to implement these changes, which will become operative upon payment for Notes tendered on or prior to the September 24, 2009, at 5:00 p.m., New York City time (the “Consent Deadline”) and accepted for purchase by the Company pursuant to the tender offer, which payment is expected to occur on or about October 9, 2009, subject to the satisfaction or waiver of customary closing conditions. The consent solicitation received approval from approximately 99.8 percent of the outstanding principal amount of the Notes. The tender offer will expire at midnight, New York City time, on October 8, 2009, and the Company intends to redeem any Notes that remain outstanding after the expiration date of the tender offer on January 22, 2010 and to exercise its rights under the indenture to satisfy and discharge the indenture governing the Notes. The foregoing description of the supplemental indenture is a summary and is qualified in its entirety to the complete supplemental indenture attached hereto as Exhibit 4.1 and incorporated by reference herein.
Item 7.01 Regulation FD Disclosure.
On September 28, 2009, the Company issued a press release announcing that the Company had received tenders and consents from the holders of $249.5 million in aggregate principal amount, or approximately 99.8 percent, of its outstanding Notes as of the expiration of the Consent Deadline. This was pursuant to its previously announced tender offer and consent solicitation. Based on the consents received on the Consent Deadline, the Company and the trustee under the indenture governing the Notes have entered into a supplemental indenture that will, once operative, eliminate substantially all of the restrictive covenants and certain event of default provisions and modify certain other provisions of the indenture. The supplemental indenture will become operative upon payment for Notes tendered on or prior to the Consent Deadline and accepted for purchase by the Company pursuant to the tender offer, which payment is expected to occur on or about October 9, 2009, subject to the satisfaction or waiver of customary closing conditions. A copy of the Company’s press release issued September 28, 2009, is furnished pursuant to Item 7.01 as Exhibit 99.1 to this Current Report on Form 8-K.
The information contained in this report shall not constitute an offer to sell or a solicitation of an offer to purchase any notes and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.
The information contained in this Item 7.01 is being furnished and shall not be deemed “filed” with the Securities and Exchange Commission or otherwise incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Document Description
4.1	Second Supplemental Indenture, dated as of September 25, 2009 among GeoEye, Inc. (f/k/a ORBIMAGE Holdings, Inc.), ORBIMAGE Inc. and The Bank of New York Mellon (f/k/a The Bank of New York) as trustee.

99.1	Press Release dated September 28, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 30, 2009	GEOEYE, INC.
	By:	/s/ Joseph F. Greeves
Executive Vice President and Chief
Financial Officer

Exhibit Index

Exhibit No.	Description
4.1	Second Supplemental Indenture, dated as of September 25, 2009 among GeoEye, Inc. (f/k/a ORBIMAGE Holdings, Inc.), ORBIMAGE Inc. and The Bank of New York Mellon (f/k/a The Bank of New York) as trustee.

99.1	Press Release dated September 28, 2009.